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Biomerica Signs Exclusive Distribution Agreement in Canada for its New and Proprietary Helicobacter Pylori (H. pylori) Test, hp+detect™

-       Prevalence of H. Pylori infection in the United States is approximately 35% to 40% of the population

IRVINE, CA--(June 24, 2021) - Biomerica Inc. (NASDAQ: BMRA) today announced that it has signed an exclusive five-year distribution agreement with a Canadian partner for the distribution and marketing of Biomerica’s new and proprietary Helicobacter pylori test, called hp+detect™.  The hp+detect™ product has been developed for the identification and monitoring of H. pylori infection, the leading cause of duodenal and gastric ulcers, and a contributing risk factor associated with gastric cancer. Physicians and medical centers can use hp+detect™ to diagnose the presence of H. pylori and to monitor the efficacy of treatment.

In order to sell the product in Canada, Biomerica’s distribution partner will now seek Health Canada clearance using the clinical data recently generated by Biomerica using the hp+detect™ product. The Company also intends to seek a CE Mark for the product to be sold in the European Union and FDA clearance in the USA.

Biomerica’s test is designed to increase the sensitivity and specificity of H. pylori testing as compared to certain other products currently in the market.

According to the U.S. Center for Disease Control and Prevention, “The prevalence of Helicobacter pylori infection worldwide is approximately 50%, and as high as 80%–90% in developing countries, and ≈35%–40% in the United States. Approximately 20% of persons infected with H. pylori develop related gastroduodenal disorders during their lifetime.”1

“H. pylori infection can cause serious health conditions, so early detection of the disease in symptomatic patients is important for those infected with these bacteria.   Our hp+detect™ product identifies the presence of H. pylori antigen, enabling doctors to diagnose patients, as well as monitor treatment efficacy. Because of the rise of antibiotic resistance in H. pylori treatment, and the long-term cancer risk associated with proton-pump inhibitor ulcer medication use, it is important to monitor the eradication of infection,” said Zack Irani, Chairman and Chief Executive Officer of Biomerica. “We’re pleased to enter into this relationship with a well-established medical distributor in Canada. This partnership will be our first step to launching the hp+detect™ test in markets around the world to assist gastroenterologists and other medical professionals who are dedicated to preventing ulcers and gastric cancer in the patients they treat.”

About Biomerica (NASDAQ: BMRA)
Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point of care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica’s primarily focus is on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

About InFoods®
The Biomerica InFoods® IBS product is designed to allow physicians to identify patient-specific foods (e.g., eggs, broccoli, wheat, potatoes, pork, etc.), that when removed from the diet, may alleviate or improve an individual's IBS symptoms including, but not limited to, constipation, diarrhea, bloating, pain and indigestion. This patented, diagnostic-guided therapy is designed to allow for a patient-specific, guided dietary regimen to improve Irritable Bowel Syndrome “(IBS”) outcomes. A point-of-care version of the product is being developed to allow physicians to perform the test in-office using a finger stick blood sample, while a clinical lab version of the product is expected to be the first for which the Company will seek regulatory approval. A billable CPT code that can be used by both clinical labs and physicians' offices is already available for InFoods® products. Since the InFoods® product is a diagnostic-guided therapy, and not a drug, it has no drug type side effects. An estimated 45 million people in America currently suffer from IBS, making it a leading cause for patient doctor visits.

1.  Duck WM, Sobel J, Pruckler JM, et al. Antimicrobial Resistance Incidence and Risk Factors among Helicobacter pylori–Infected Persons, United States. Emerging Infectious Diseases. 2004;10(6):1088-1094. doi:10.3201/eid1006.030744.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s H. pylori and other tests, FDA clearance of the Company’s products including the hp-detect product, Health Canada and CE Mark clearance of these products, the rapidity of testing results, uniqueness of the Company’s products, test result accuracy of products, pricing of the Company’s test kits, demand for domestic or international orders, potential revenues from the sale of current or future products, availability of the Company’s test kits, and patent protection on any of the Company’s products or technologies. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation: results of studies testing the efficacy of the Company’s tests, InFoods tests and other products; regulatory approvals necessary prior to commercialization of the Company’s products; availability of the Company’s test kits and other products; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our various tests and other products; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its rapid test technologies. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Corporate Contact:

John Nesbett /Jennifer Belodeau
IMS Investor Relations
203.972.9200
jnesbett@institutionalms.com

Source: Biomerica, Inc.